HORIZON CASH MANAGEMENT, LLC

CODE OF ETHICS

I.

Code of Ethics and Personal Trading Policy

Horizon expects all employees to uphold their fiduciary duty to act in the best interest of our clients. To facilitate compliance with this expectation, Horizon has established this policy which sets forth standards of conduct and personal trading guidelines for which every employee (including all officers and directors of Horizon) is expected to follow.

On an annual basis, employees are required to acknowledge they have received, read and complied with Horizon’s Compliance Policy Manual, which incorporates this policy.  Furthermore, any new Horizon employee will also be required to acknowledge s/he has read and understands this policy.

A.

Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including Horizon.  As a fiduciary, Horizon has a duty of utmost good faith to act solely in the best interest of each of its clients.  Clients entrust the firm with their funds, which in turn places a high standard on the conduct and integrity of Horizon employees.  This fiduciary duty compels all employees and supervised persons to act with the utmost integrity in all dealings.  This fiduciary duty is the core principle underlying this policy, and represents the expected basis of all dealings with Horizon clients.

In connection with these expectations, Horizon has established the following core principles of conduct.  While the following standards are not all-encompassing, they are consistent with Horizon’s core belief that ethical conduct is premised on the fundamental principals of openness, competence, integrity, honesty and trust.

(1)

General Core Principles

a)

The interests of clients will be placed ahead of the firm’s or any employee’s own investment interests.

b)

Employees are expected to conduct their personal securities transactions in accordance with this policy and will strive to avoid any actual or appearance of a conflict of interest.

c)

Non-public inside information shall not be used in connection with trading in personal accounts or on behalf of Horizon’s clients, including trading on non-public information related to pooled investment funds of Horizon clients.

d)

An employee will not be assigned analytical responsibility for a security when the employee has a conflict of interest (e.g., employee has an ownership interest in the security).

e)

Employees will not take inappropriate advantage of their position with the firm.

f)

Diligence and care shall be taken in maintaining and protecting nonpublic information concerning Horizon’s clients (see Horizon’s Privacy Policy and Privacy Notice).

g)

All employees are expected to comply with Horizon’s Ethics Statement and the spirit of the CFA Institute’s (f/k/a AIMR) Code of Ethics and Standards of Professional Conduct and Asset Manager Code of Professional Conduct.  Copies of these documents may be found within Horizon’s Employee Handbook.  http://companyweb/Shared Documents/Administrative

h)

Horizon will strive to foster an environment which encourages a healthy culture of compliance.

A.

Personal Conduct

Acceptance of Gifts.  Employees are prohibited from receiving any gift, gratuity, hospitality, or other offering of more than de minimus value (not to exceed $100 per gift or event and not to exceed $300 annually) from any person or entity doing business with Horizon or on behalf of Horizon or any of its clients.  All gifts are required to be reported (including events where employees have reason to believe there is a legitimate business purpose) to the President  using the “Gift

Reporting Form” located on the network at http://companyweb/Shared  Documents/Administrative/Employee Forms

(1)

Service on Company Boards.  Any employee wishing to serve as director for an outside company (public or private) must first seek the approval from the President.  In reviewing the request, the President shall consider whether the board service is consistent with the interests of the firm and its clients.

(2)

Outside Business Activities.  Any employee wishing to engage in business activities outside of Horizon’s business must seek approval from the President and if requested, provide periodic reports to the President summarizing those outside business activities.

(3)

Compliance with Federal Securities Laws.  Employees are expected to comply with federal securities laws.  Strict adherence to all Horizon’s Polices and Procedures will assist such persons in complying with this important requirement.

A.

Personal Trading Policy

(1)

Personal Trading Restrictions

a)

Employees may not acquire any securities in an initial public offering or private placement without express prior written approval from the President (the President’s pre-clearance request(s) shall be reviewed and approved by the Vice President, Director of Finance).  Requests for approval should be submitted in writing using the IPO/Private Placement Advance Approval Form located on the network at  http://companyweb/Shared Documents/Compliance/Current Forms

b)

Employees are prohibited from investing in clients’ investment funds.

c)

Employees are required to purchase or sell a security for their personal accounts only after trading of that same security has been completed in client accounts.  Employees are to consult with the Trading Desk when unsure of the firm’s actual or intended trading activity.

(1)

Reporting Requirements

a)

Quarterly Reports.  Each employee is required to submit to the President a quarterly report of personal securities transactions in which the employee has a direct or indirect beneficial ownership interest.  This includes personal securities transactions of any family member living in the same household where the employee has a direct or indirect beneficial ownership interest. This report is due 30 calendar days following each calendar quarter-end, and the report must be submitted in electronic format readable by Excel.  Employees should use the Excel worksheet located at http://companyweb/Shared Documents/Compliance/Current Forms  to report security transactions.  If an employee leaves before the end of the quarter they will be asked to complete an interim quarterly transaction report.  At the end of the quarter, the President will send a letter to the Employee requesting a final quarterly transaction report.

The following securities do not require reporting:

•

Shares of registered open-end investment companies (mutual funds – excluding Exchange-Traded Funds “ETF’s”);

•

Securities purchased pursuant to an automatic investment plan so long as the investment was determined in advance of the actual trade;

•

Securities issued by the United States government; and

•

Bankers’ acceptances, bank certificates of deposit, commercial paper and other short-term money market-type instruments.

Initial and Annual Reports. New employees are required to provide a report of all personal securities holdings to the President within 10 days upon becoming an employee of Horizon. The report should be current as of a date not more than 45 days prior to the individual becoming an employee.  Employees should use the Excel worksheet located at

In addition, all employees are required to annually provide a report of all personal securities holding to the President by the 30th calendar day following year-end.  The report must reflect holdings information as of a date not more than 45 days prior to the date the annual report is submitted.  Employees should use the Excel worksheet located at

The following securities do not require reporting:

•

Shares of registered open-end investment companies (mutual funds – excluding Exchange-Traded Funds (“ETF’s”);

•

Securities issued by the United States government; and

•

Bankers’ acceptances, bank certificates of deposit, commercial paper and other short-term money market-type instruments.

a)

Firm Review of Personal Transaction Reports.  The President will generally consider the following factors when reviewing reportable security reports:

•

Whether the amount or nature of the transaction affected the price or market for the security;

•

Whether the employee benefited from purchases or sales being made for any of its clients;

•

Whether the transaction harmed any client; and

•

Whether the transaction has the appearance of impropriety.

The Vice President, Director of Finance will review the President’s transaction and holdings report.  In no case should an employee review his/her own report.

A.

Violations

All employees are required to report promptly any violation of this policy (including the discovery of any violation committed by another employee) to the President.  Examples of items that should be reported include but are not limited to: noncompliance with federal securities laws, conduct that is harmful to clients and purchasing securities contrary to the personal trading policy.  The President will determine whether such violations are material and, therefore, should be reported to the Committee.

All employees are encouraged to report any violation or perceived violation, and such reports made in good faith will not be viewed negatively by Horizon management, even if the reportable event, upon investigation, is determined to not be a violation of the code.

B.

Record Retention Requirements

Horizon will keep the following records regarding this Code of Ethics and Personal Trading Policy:

•

Current and historic copies of this Code of Ethics and Personal Trading Policy;

•

Employee’s written acknowledgements of receipt of the Compliance Policy Manual, which incorporates this Code of Ethics and Personal Trading Policy;

•

Historic listings of all employees subject to this Code of Ethics and Personal Trading Policy;

•

Violations of the Code of the Ethics and Personal Trading Policy, and records of action taken as a result of the violations;

•

All personal transaction reports made by employees and/or copies of brokerage confirmations and statements; and

•

Written personal security trading approvals of IPOs and private placements, including documentation of the reasons for the approval.

IV.

Insider Trading Policy

No employee may purchase or sell a security, either personally or on behalf of others (including private accounts managed by Horizon), while in possession of material, nonpublic information.  Horizon also forbids communicating material, nonpublic information to others in violation of the law.  This conduct is frequently referred to as “insider trading.”  This policy applies to every employee and extends to activities within and outside their duties at Horizon.

If an employee believes information may be material and non-public, the employee should immediately consult Appendix C for assistance in determining whether the information represents “inside information” and for direction regarding appropriate actions to take.

V.

Trading and Brokerage Policy

Consistent with our fiduciary obligations, Horizon seeks best execution in all transactions.  Horizon defines best execution as placing trades in such a manner that the client’s total proceeds or cost for each transaction is most favorable under the circumstances.  Horizon believes obtaining the best price offered in the market and exercising the patience to look for value added securities in combination with a fluid communication process among the portfolio management team are strong contributing factors to the firm's best execution strategy.

This Trading and Brokerage Policy is designed to assist the firm in meeting its goal of seeking best execution in all transactions.  However, as a single written policy describing the firm’s trading and brokerage practices cannot alone ensure best execution, Horizon employees are expected to be mindful of our responsibility to achieve best execution for our clients as part of their daily business activities and in connection with their role in managing client portfolios.  Employees are also encouraged to offer recommendations of ways in which we may improve upon our best execution process.  To obtain best execution, the portfolio management staff monitors dealer inventory and pricing on a daily basis as part of their daily portfolio management functions.

A.

Approved Broker-Dealers

The Trading Desk is responsible for identifying broker-dealers to use in executing trades for client accounts.  The firm’s Vice President/Senior Portfolio Manager is responsible for any additions or deletions to/from the firm’s relationship lists. The list is accessible through the network at the following location:   http://companyweb/Shared Documents/Portfolio Management

We consider various factors in selecting a broker-dealer, including:

•

Knowledge of and dominance in specific markets, products and securities;

•

Best price and quality execution on securities;

•

Availability of smaller, odd lot securities;

•

Type of security;

•

Quality and availability of securities and/or economic, market and credit research;

•

Secondary market-making;

•

Acceptable record keeping; and

•

Reputation and integrity.

In addition, repurchase agreements are executed, when possible, through primary dealers willing to collateralize the repurchase agreement at 102% using agency and treasury securities as collateral.  Horizon continually assesses the counterparty risk associated with a broker-dealer when executing repurchase agreements.

B.

Trade Aggregation and Allocation

Horizon strives to treat all clients in a fair manner.  Each client’s portfolio is customized to meet specific investment objectives and requirements.   The core principals of Horizon’s investment strategy and process are (1) the safety of client assets and preservation of capital and (2) the assurance of ample liquidity of client cash reserves.  These are the basic principals underlying this aggregation and allocation policy.

The Trading Desk utilizes a trade ticket to record information related to each particular trade in the firm’s portfolio management system, Funds Management.

Before trading for a particular client account, the needs of each client are assessed at the client account level.  Based on this assessment, an estimate of the required dollar amount of securities to be purchased for clients is calculated. Security selection is made depending on client investment parameters, dealer available inventory and the results of Horizon's investment research process.

When practical, client trades in the same security will be aggregated in a single order (a “block”) in an effort to obtain execution at the best security price available.  When employing a block trade, client allocations will be determined before or at the time the trade is executed by the broker-dealer unless Horizon purchases a security with a future settlement date.  If Horizon purchases a security with a future settlement date, a client or group of clients is selected at the time of the trade.  The client or group of clients is determined by the client’s portfolio parameters (i.e., eligible securities, investment criteria) and maturity restrictions.  However, actual par amounts are not determined and allocated until the trade settles based on cash availability and liquidity considerations at settlement for each client.

It is expected that this trade aggregation and allocation policy will be applied consistently.  However, if application of this policy results in unfair or unreasonable treatment to some or all of Horizon’s clients, we may deviate from this policy.  The President will approve of and document any deviation from this policy.

C.

Trading Restrictions

The Trading Desk adheres to the following restrictions when trading for client accounts.

i.

The Trading Desk maintains a Restricted List http://companyweb/Shared Documents/Approved Investments which may at times include securities the firm is prohibited from trading for client accounts.

ii.

When purchasing a security, the maturity must be 90 days or less and no allocation to a specific client account may exceed 5% of the account’s value prior to the purchase.  The 5% concentration restriction does not apply to overnight trades.  Either of these restrictions may be exceeded if two Portfolio Managers agree.  The President and Vice President, Director of Finance must be notified via e-mail by the Trading Desk on the same day the trade is effected when either or both of these restrictions is exceeded.

iii.

No Portfolio Manager shall initiate a reverse inquiry trade, defined as going to the dealer with stated instructions regarding a structured repo or structured product, without obtaining written approval from the President or Vice President, Director of Finance.

iv.

When selling a security, prior approval must be obtained from the President or Vice President, Director of Finance.

D.

Trade Reconciliations

Daily trade reconciliations are performed by Portfolio Operations and by the firm’s accounting department.  Horizon utilizes a trade ticket, brokerage confirmations, the firm’s Funds Management system and custodial records when performing reconciliations.  Exceptions identified by these reconciliation processes are researched and resolved on a timely basis.   If an exception cannot be reconciled within 24 hours, it must be reported to the Director, Portfolio Operations and Vice President, Director of Finance.

E.

Account Reviews

The Trading Desk is responsible to review client accounts on a regular basis.  On a monthly basis, each client’s individual account performance is calculated by Funds Management, compared to the applicable industry benchmarks and reviewed by the members of the firm’s portfolio management staff, President and Vice President, Director of Finance.  Because each client account is managed to specific client objectives and restrictions, performance is not expected to be consistent across all client accounts.  However, performance is expected to be reasonable in comparison to the benchmarks and other client accounts.  Any notable differences are researched and discussed.

F.

Trade Error Correction

It is our policy to ensure clients are made whole following a trade error.  Specifically, when we cause a trade error to occur in a client account that results in a loss, we will reimburse our client.  If the trade error results in a gain, our client will receive the benefit of that gain.  See Appendix D for further information on trade errors.

G.

Security Cross Transactions

Under certain circumstances Horizon may effect a transaction between two advisory clients (i.e., “agency cross” trade).  Horizon anticipates, in specified situations, effecting agency cross transactions – only in instances where a client withdraws funds from its account and where the liquidity portion of the client’s account is insufficient to pay the proceeds of the withdrawal amount.  The President and Vice President, Director of Finance must be notified by the Trading Desk via e-mail the same day a cross trade is effected.

In effecting an agency cross trade between client accounts, Horizon will:

•

Ensure that its current Form ADV Part II includes appropriate disclosure that informs clients of Horizon’s ability to effect cross transactions.

•

Strive to ensure each agency cross transaction achieves best execution for all clients and no client is disadvantaged by the transaction.

•

Receive no compensation, other than its advisory fees, in connection with the cross transaction.  Clients may, however, be charged reasonable transaction costs (i.e., a set flat fee) by the broker-dealer to effect the transaction if a broker-dealer is used to facilitate settlement.

•

Effect the transaction either through an inter-positioned broker-dealer or, when appropriate, through Northern Trust as the clients’ custodian.

•

Effect the transaction at the prevailing market price for the security.  For purposes of this cross transaction policy, the prevailing market price is defined as the current bid price for a security, either as reported by Bloomberg or as quoted by a dealer in the security.

•

Document the rationale for effecting the cross transaction as well as the basis for pricing the security.